Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202468 and 333-58793 on Form S-3 and Registration Statement Nos. 333-211727, 333-196095, 333-190425, 333-134637, 333-151261, 333-166991 and 333-181713 on Form S-8 of our reports dated February 17, 2016, relating to the consolidated financial statements of Meritage Homes Corporation and subsidiaries, and the effectiveness of Meritage Homes Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Meritage Homes Corporation for the year ended December 31, 2016.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona

February 17, 2017